UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)            November 26, 2014

EBIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-15946	77-0021975
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

5 Concourse Parkway, Suite 3200, Atlanta, Georgia	30328
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code     (678) 281-2020

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On November 26, 2014, Ebix, Inc. (the “Company”) entered into a Director Nomination Agreement (the “Agreement”) by and among the Company, Barington Companies Equity Partners, L.P., a Delaware limited partnership (“BCEP”), Barington Companies Investors, LLC, as investment advisor to certain investment accounts (“BCI” and, together with BCEP and its Affiliates, “Barington”), Ancora Advisors, LLC (“Ancora” and, together with Barington, the “Barington Group”), James A. Mitarotonda and Joseph R. Wright, Jr. (together with Mr. Mitarotonda, the “New Nominees”) (collectively, the “Parties”). Pursuant to the Agreement, the Company’s board of directors (the “Board”) has expanded the size of the Board by two directorships, effective as of the date of the Annual Meeting of Stockholders of the Company, to be held no later than 45 days after the date of the Agreement (the “2014 Annual Meeting”), and has nominated the New Nominees (as well as all of the incumbent directors) for election at the 2014 Annual Meeting. The Agreement also provides, among other things, that:

•
the Board and its Nominating and Corporate Governance Committee (the “Nominating Committee”) will consider the New Nominees for inclusion on committees of the Board, in good faith and in a manner consistent with other members of the Board in accordance with past practice;

•
during the Standstill Period (as defined below), if either New Nominee is unable to serve (or to continue to serve) as a director of the Company as a result of such person’s death, incapacity or an impediment resulting from events or circumstances outside of his control, then Barington shall be entitled to designate a replacement New Nominee so long as such replacement is reasonably acceptable to the Board and the Nominating Committee;

•
through the Standstill Period, the Barington Group and its affiliates are prohibited from taking certain actions, customarily restricted by an agreement of this kind, including soliciting proxies or written consents of shareholders, presenting proposals for action by shareholders, commencing legal action against the Company or certain of its representatives or launching a tender offer for shares of the Company; and

•
through the Standstill Period, the Barrington Group must vote all of its Company common stock for the Company’s nominees to the Board and according to the Board’s recommendations on any other routines matters, such as ratification of auditors and the advisory vote on executive compensation.

The “Standstill Period” means the period from the effective date of the Agreement until 90 days before the date of the 2015 annual meeting or, if earlier, 10 days before any advance notice deadline for making director nominations at the 2015 annual meeting; provided, that if the Company recommends (or has notified Barington in writing of its commitment to recommend) that its stockholders vote for the re-election of the New Nominees at the 2015 annual meeting (regardless of whether the New Nominees agree to stand for re-election) and supports the New Nominees for election in no less rigorously and favorably a manner than it supports all of its other nominees, then the Standstill Period will continue until 90 days prior to the date of the 2016 annual meeting or, if earlier, 10 days prior to any advance notice deadline for making director nominations at the 2016 annual meeting.
There are no related party transactions between the Company and either the New Nominee that would require disclosure under Item 404(a) of Regulation S-K. The Board has determined that the New Nominees satisfy the requirements of independence under the NASDAQ listing standards. Each New Nominee will be eligible to receive compensation for services as a director on the same terms as the other non-employee directors.
The Company will reimburse $140,000 of the Barington Group’s out-of-pocket expenses in connection with, relating to or resulting from its letters to the Company dated November 10 and 11, 2014, the 2014 Annual Meeting, the negotiation and execution of the Agreement and the Barington Group’s efforts and actions, and any preparations therefor, before the execution and delivery of the Agreement, to consider means by which to alter the composition of the Board and related activities.
A copy of the Agreement is filed as Exhibit 99.1 hereto and the description above is qualified in its entirety by the full text of the Agreement.
On December 1, 2014, the Barington Group and the Company issued a joint press release relating to the Agreement and the nominations of the New Nominees to the Board. This press release is attached hereto as Exhibit 99.2 and is incorporated by reference herein.

Item 9.01               Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed as part of this report:

99.1
Director Nomination Agreement, dated as of November 26, 2014, by and among Barington Companies Equity Partners, L.P., a Delaware limited partnership, Barington Companies Investors, LLC, as investment advisor to certain investment accounts, Ancora Advisors, LLC, James A. Mitarotonda, Joseph R. Wright, Jr. and Ebix, Inc.

99.2	Joint Press Release of Barington Group and the Company, dated December 1, 2014

EXHIBIT INDEX

Exhibit Number	Description
99.1
Director Nomination Agreement, dated as of November 26, 2014, by and among Barington Companies Equity Partners, L.P., a Delaware limited partnership, Barington Companies Investors, LLC, as investment advisor to certain investment accounts, Ancora Advisors, LLC, James A. Mitarotonda, Joseph R. Wright, Jr. and Ebix, Inc.

99.2	Joint Press Release of the Company and Barington, dated December 1, 2014.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 1, 2014

EBIX, INC.

	By:	/s/ Robert Kerris
	Name:	Robert Kerris
	Title:	Chief Financial Officer & Corporate Secretary